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                                                                     EXHIBIT 3.3



                            AMB PROPERTY CORPORATION

                             ARTICLES SUPPLEMENTARY

           REDESIGNATING AND RECLASSIFYING ALL 20,000 SHARES OF 7.95%
                 SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK
                               AS PREFERRED STOCK


               AMB Property Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

               FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article IV of the Charter of the Corporation and pursuant to Section 2-105 of the Maryland General Corporation Law, the Board, or a duly authorized Committee thereof, adopted resolutions dated August 29, 2000 and caused to be filed with the SDAT on August 30, 2000 Articles Supplementary (the "Series G Articles Supplementary") classifying and designating 20,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), as shares of 7.95% Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Series G Preferred Stock").

               SECOND: No shares of Series G Preferred Stock are issued or outstanding.

               THIRD: Pursuant to the authority expressly vested in the Board as aforesaid, the Board adopted resolutions on or as of August 1, 2002 (the "Resolutions") reclassifying the 20,000 shares of Series G Preferred Stock (the "Shares") previously classified pursuant to the Series G Articles Supplementary, to be and become shares of Preferred Stock of the Corporation as otherwise authorized for issuance under the Charter of the Corporation, without further designation nor any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Corporation generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board from time to time.

               FOURTH: The Shares have been redesignated and reclassified by the Board, as contemplated by the Resolutions, under the authority contained in the Charter.

               FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

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               SIXTH: These Articles Supplementary shall be effective at the time the SDAT accepts them for record.

               SEVENTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.





                            [SIGNATURE PAGE FOLLOWS]



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               IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 7th day of August, 2002.



                                            AMB PROPERTY CORPORATION


                                            By: /s/ W. Blake Baird
                                                --------------------------------
                                                W. Blake Baird
                                                President

ATTEST:

/s/ Tamra D. Browne
------------------------------
Tamra D. Browne
Secretary



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